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                                                                   Exhibit 4-B-3

                        VANGUARD FIDUCIARY TRUST COMPANY
                               SERVICE AGREEMENT
                               -----------------

          THIS AGREEMENT effective the 1st day of November, 1991, by and between HARTMARX CORPORATION, a Delaware corporation (the "Employer"), CONTINENTAL BANK (the "Trustee") and VANGUARD FIDUCIARY TRUST COMPANY, a trust company incorporated under Chapter 10 of the Pennsylvania Banking Code ("Vanguard").

                              W I T N E S S E T H:
                              --------------------

          WHEREAS, the Employer has adopted and is maintaining the HARTMARX SAVINGS AND INVESTMENT PLAN and the HARTMARX EMPLOYEE STOCK OWNERSHIP PLAN (collectively referred to herein as the "Plan") for the exclusive benefit of its employees;

          WHEREAS, the Trustee is serving as trustee for the Plan pursuant to an agreement of trust entered into with the Employer;

          WHEREAS, it is intended that the Plan utilize certain recordkeeping, participant accounting, benefit payment and tax reporting services provided by Vanguard in connection with the investment of Plan assets in the regulated investment companies or collective investment funds offered by Vanguard (the "Vanguard Funds");

          WHEREAS, Vanguard is willing to provide recordkeeping, participant accounting, benefit payment and tax reporting services to the Plan in accordance with the terms and conditions set forth in this Agreement;

          NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto, intending to be legally bound, hereby agree and declare as follows:
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          1. Selection of Vanguard Funds. The Employer shall designate the
Vanguard Funds available for investment by participants under the Plan, which designation shall be made on a separate Employer Selection of Investment Funds form or similar written document delivered to Vanguard. The Employer shall give Vanguard 30 days written notice (which notice may, however, be waived by Vanguard) prior to changing the list of Vanguard Funds that are available investments under the Plan.

          2. Participant Accounting. In accordance with the instructions furnished by the Employer, Vanguard shall establish and maintain separate accounts in the name of each participant in the Plan to record the assets of the Plan allocated to the participant and the earnings, losses and expenses credited thereto. The maintenance of separate accounts by Vanguard under this Agreement shall be for accounting purposes only, and the books and records of Vanguard shall at all times show the legal ownership of Plan assets to be in the name of the Trustee. The Employer shall furnish Vanguard with participant enrollment data on magnetic tape identifying the name, address, social security number, and Vanguard Fund selections of each Plan participant for whom one or more separate accounts is to be established by Vanguard under this Agreement.

          3. Transmittal Of Plan Assets And Participant Information To Vanguard. With respect to all Plan contributions and other amounts that are transmitted to Vanguard for investment in the Vanguard Funds, the Employer shall furnish Vanguard with participant allocation data on magnetic tape identifying each Plan participant on whose behalf an amount is being transmitted to Vanguard for investment in the Vanguard Funds and the dollar amount to be allocated to each of the participant's separate accounts

                                     Pg. 2
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under the Plan. In allocating amounts to participants' separate accounts under the Plan and investing such amounts in the Vanguard Funds, Vanguard shall be fully entitled to rely on the participant enrollment and allocation data furnished to it by the Employer and shall be under no duty to make any inquiry or investigation with respect thereto. If Vanguard receives any Plan contribution or other amount that is not preceded or accompanied by instructions directing its allocation to participants' separate accounts or investment within the Vanguard Funds, Vanguard shall immediately notify the Employer and the Trustee of that fact, and Vanguard shall hold or return to the Trustee all or a portion of the Plan contribution or other amount uninvested without liability for loss of income or appreciation pending receipt of proper allocation or investment directions.

          4. Investment Exchanges by Participants. Participants in the Plan shall be permitted to direct Vanguard to make investment exchanges of amounts allocated to their separate accounts under the Plan from one Vanguard Fund to any other Vanguard Fund selected by the Employer as an available investment fund under the Plan in accordance with item 1 of this Agreement. Any such investment exchange by a participant shall be transmitted directly by the participant to Vanguard in writing or by telephone in accordance with rules and procedures that are established and approved by the Employer and communicated to Vanguard. In making any such investment exchanges, Vanguard shall be fully entitled to rely on directions furnished to it by participants in accordance with the Employer's approved rules and procedures, and shall be under no duty to make any inquiry or investigation with respect thereto.

                                     Pg. 3
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          5. Participant Statements. Vanguard shall furnish each participant in the Plan with quarterly statements reflecting the current fair market value of the participant's separate accounts under the Plan that are invested in the Vanguard Funds and all activities occurring within such accounts during the most recent quarter, including Plan earnings, exchanges, distributions and transfers.

          6. Participant Valuation Summaries. On a monthly and quarterly basis, Vanguard shall furnish the Employer with a Participant Valuation Summary summarizing all participant transactions in all accounts during the applicable reporting period.

          7. Annual Accounting. Within 120 days after the end of each taxable year of the Plan, Vanguard shall file with the Employer an annual accounting summarizing all transactions effected with respect to Plan assets invested in the Vanguard Funds during the most recent period, including consolidated financial information necessary for the Employer to complete the Plan's annual report (Form 5500).

          8. Distributions. Any amounts allocated to participants' separate accounts established under item 2 of this Agreement shall, upon the written direction of the Employer or its authorized delegate, be paid to the participant or the participant's designated beneficiary. Vanguard shall be fully entitled to rely on all payment

                                     Pg. 4
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directions furnished to it by the Employer or its authorized delegate, and shall be under no duty to ascertain whether the directions are in accordance with the provisions of the Plan. In making payments to Plan participants and their beneficiaries, Vanguard shall be responsible for generating all necessary Internal Revenue Service tax forms.

          9. Vanguard Records. Vanguard shall keep full and accurate accounts of all receipts, investments, disbursements and other transactions occurring with respect to Plan assets under this Agreement, including such specific records as may be agreed upon in writing with the Employer or the Trustee. All such accounts, books and records shall be open to inspection and audit at all reasonable times by any authorized representative of the Employer or the Trustee.

          10. Limitation Of Obligations And Duties Of Vanguard. The obligations and duties of Vanguard with respect to the Plan shall be those specifically listed in this Agreement, and Vanguard shall have no other obligation, duty, responsibility or liability with respect to any other aspect of the operation or administration of the Plan. In making any investment or disposition of Plan assets, Vanguard shall be fully entitled to rely on the instructions furnished to it by the Employer, Plan participants or the Trustee in accordance with the terms and conditions of this Agreement,

                                     Pg. 5
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and shall be under no duty to make any inquiry or investigation with respect thereto.

          11. Vanguard Compensation. Vanguard shall be entitled to reasonable compensation for its recordkeeping, participant accounting, benefit payment and tax reporting services as set forth in a separate Fee Agreement between Vanguard and the Employer. If not paid directly by the employer, such compensation shall be paid to Vanguard from the assets of the Plan.

          12. Amendment and Termination of Agreement. The Employer, the Trustee and Vanguard may agree in writing to amend this Agreement at any time in whole or in part. Any party hereto may terminate this Agreement upon 120 days written notice (which notice may, however, be waived by the other parties hereto). In the event of such termination, all assets of the Plan invested in the Vanguard Funds as of the date of termination shall be disposed of in accordance with the written instructions of the Trustee.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective the day and year first above written.


Attest:                             HARTMARX CORPORATION


  /s/ JUNE DRAWYER                 By:   /s/ JAMES E. CONDON
- ------------------------               ------------------------
                                       Title: Vice President &
                                              Treasurer


                                     Pg. 6
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Attest:                             CONTINENTAL BANK


                                   By:   /s/ MARIANNE BUMONTE
                                       ------------------------
                                       Title: Trust Officer


Attest:                             VANGUARD FIDUCIARY
                                      TRUST COMPANY


  /s/ MARY J. WITTY                By:   /s/ R. GREGORY BARTON
- ------------------------               ------------------------
                                       Title: Vice President


                                     Pg. 7